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                                                                   EXHIBIT 12.01

                            PORTOLA PACKAGING, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                 YEAR ENDED AUGUST 31,
                                                 --------- ---------------------------------------
                                                   1999      1998      1997      1996      1995
                                                 --------- --------- --------- --------- ---------
Fixed Charges
  Interest expense..............................  $14,443   $13,795   $13,379   $13,084    $8,658
  Debt financing costs..........................      546       484       559       492       447
  Rent expense..................................      740       564       638       635       499
                                                 --------- --------- --------- --------- ---------
    Total interest..............................   15,729    14,843    14,576    14,211     9,604
Total fixed costs...............................   15,729    14,843    14,576    14,211     9,604
Less: Capitalized interest......................      --        --        --        --        --
                                                 --------- --------- --------- --------- ---------
    Net fixed charges...........................  $15,729   $14,843   $14,576   $14,211    $9,604
                                                 ========= ========= ========= ========= =========

Earnings:
  Net income (loss).............................    ($616)  ($4,411)  ($7,411)  ($9,442)     $140
  Income tax benefit from extraordinary item....      --        --        --       (845)      --
  Income tax provision (benefit)................     (352)     (571)     (632)      865     1,294
  Net fixed charges.............................   15,729    14,843    14,576    14,211     9,604
                                                 --------- --------- --------- --------- ---------
    Total earnings..............................  $14,761    $9,861    $6,533    $4,789   $11,038
                                                 ========= ========= ========= ========= =========

Calculation of ratio of earnings to
 fixed charges:
  Total earnings................................  $14,761    $9,861    $6,533    $4,789   $11,038
  Total fixed charges...........................  $15,729   $14,843   $14,576   $14,211    $9,604
  Ratio of earnings to fixed charges............      --        --        --        --       1.15
  Deficiency of earnings to fixed charges.......    ($968)  ($4,982)  ($8,043)  ($9,422)      --
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